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                                                                    EXHIBIT 99.3

For Immediate Release:
July 10, 1998


                       ZAP CORP. TO ACQUIRE COOLCHAT, INC.
                  ONE OF THE TOP CHATROOM SITES ON THE INTERNET

HOUSTON, July 10 -- Zapata Corp. (NYSE: ZAP) announced today that ZAP Corp., its Internet subsidiary, has entered into a letter of intent to acquire CoolChat, Inc., a fast-growing web community comprising 300,000 members.

The announcement marks the 23rd Internet site and e-commerce business the Company has entered into letters of intent to acquire. Earlier this week the Company announced its intent to acquire or invest in 22 other Internet sites and e-commerce businesses that will be integrated into ZAP's cutting-edge Internet portal, ZAP.com (www.zap.com). The Company estimates that the consummation of the proposed transactions would make ZAP.com among the largest Internet sites worldwide based on the number of users.

CoolChat features online chat rooms, personal advertisements, free homepages, threaded conference forums and message boxes. CoolChat is ranked as one of the top chatroom sites on the web according to www.100hot.com and it is included in Webcrawler's top 10 chatrooms.

The transaction is subject to satisfactory due diligence and the execution of a definitive acquisition agreement. Other terms of the transactions were not disclosed.

In addition to its Internet initiative, Houston-based Zapata also holds 40% of the outstanding common stock of Envirodyne Industries Inc. (Nasdaq: EDYN) and 60% of the outstanding common stock of Omega Protein Corp. (NYSE: OME), the nation's largest marine protein company. Zapata also has approximately $117 million in cash and is debt free.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward looking statements. Factors that could cause actual results, events and developments to differ include, among others, the successful completion of the proposed Internet transactions, ZAP's ability to implement its business strategy (including integration of the Internet properties to be acquired), the continued development and viability of ZAP's operations, ZAP's ability to manage its growth, the impact of the Internet industry and economic conditions, competition and other factors, including those listed from time to time in the Company's filings with the Securities and Exchange Commission. Many of these risks are beyond the control of the Company and ZAP. Consequently, all forward-looking statements made herein are qualified by these



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cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.

Contact:  Richard Stern and Keith Lanigan, Stern & Co,. 212-888-0044


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